Exhibit 99.1

TIBCO SOFTWARE ANNOUNCES $300 MILLION BUYBACK

PALO ALTO, Calif. , May 3, 2010 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that its Board of Directors has authorized a new share repurchase program pursuant to which the company may repurchase up to $300 million of its outstanding common stock. This program replaces the company’s previous $300 million stock repurchase program, under which approximately $27 million was still remaining.

The repurchases under the program will be made in open market or privately negotiated transactions. The manner, timing and amount of any repurchases will be determined by the company based on an evaluation of market conditions, stock price and other factors. The program does not obligate TIBCO to acquire any particular amount of common stock, and it may be modified or suspended at any time at TIBCO’s discretion.

About TIBCO

TIBCO’s technology digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

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Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. TIBCO’s intentions with regard to the share repurchase program may be affected by a number of factors which include the market price of TIBCO’s stock, general business and market conditions, and management’s determination of alternative needs and uses of TIBCO’s cash resources. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended February 28, 2010. TIBCO assumes no obligation to update the forward-looking statements included in this release.

TIBCO, The Power of Now and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Media Contact: Holly Burkhart TIBCO Software Inc. (650) 846-5624 hburkhar@tibco.com	Investor Relations Contact: Matt Langdon TIBCO Software Inc. (650) 846-5747 mlangdon@tibco.com